Exhibit 23(b)







                  Independent Auditors' Consent




The Board of Directors
CTUS:

We consent to incorporation by reference in the registration statement (No. 333-5801) on Form S-3 of our report dated January 12, 1996, relating to the consolidated statements of financial condition of CTUS and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K of HSBC Americas, Inc. dated October 22, 1996. Our report refers to the adoption of Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118 on January 1, 1995 and SFAS No. 115 on January 1, 1994.


                                /s/ KPMG Peat Marwick LLP

Rochester, New York
October 22, 1996